Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered by and between BOJANGLES’ RESTAURANTS, INC., a Delaware corporation (“Employer” or “Company”), BOJANGLES’ INTERNATIONAL, LLC (“BI”), a Delaware limited liability company; and BHI EXCHANGE, INC., (“BHI”) a Delaware Corporation and ERIC M. NEWMAN (“Employee”), effective as of August 18, 2012, (the “Effective Date”).

W I T N E S S E T H  T H A T:

WHEREAS, the Employer and Employee entered into an Employment Agreement effective November 14, 2002 and entered into an Amended and Restated Employment Agreement effective September 12, 2007; and entered into a second Amended and Restated Employment Agreement effective April 27, 2011 (the agreements collectively, the “Original Agreement”); and

WHEREAS, the Employer and the Employee desire to enter into this Amended and Restated Employment Agreement for the purpose of setting forth in a single document all of the terms and conditions under which the Employee shall be employed by the Employer.

In consideration of Employee’s continued employment by the Company and in further consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1. Employment.

Employer shall employ Employee, and Employee hereafter shall be employed by Employer, upon the terms and conditions hereinafter set forth.

2. Term.

(a) Subject to the terms and conditions hereinafter set forth, the term of Employee’s employment commenced on November 14, 2002 and has continued through the Effective Date. Upon the Effective Date of this Agreement and notwithstanding any Term in effect pursuant to the terms of the Original Agreement, the Term shall continue for the eighteen (18) months following the Effective Date (the “Initial Term”) and shall renew automatically for additional one (1) year Terms in the absence of written notice to the contrary by either of the parties hereto delivered at least one hundred-eighty (180) days prior to the end of the Term then in effect, and this Agreement shall automatically terminate upon the death of Employee. Notwithstanding the foregoing and contingent upon a “Change of Control” (as defined herein) occurring within the six-month period following the Effective Date, the Initial Term shall be extended for a period equal to the number of days following the Effective Date through the consummation of a Change of Control.

(b) Notwithstanding any provision to the contrary in this Agreement, the Employee’s right to receive severance pay upon his termination of employment as a result of the Company’s failure to renew the Term, as described in Paragraph 10(a)(v) and Paragraph 10(b), shall survive so long as the Employee remains employed by the Company, irrespective of whether the Term has expired.

3. Duties.

During the Term, Employee shall serve as Executive Vice President, Secretary and General Counsel of Employer and in such other capacities as the Board of Directors of Employer shall hereafter from time to time determine. It is understood that Employee’s role as

Secretary shall include all the Bojangles’ companies, including BHI and BI. Employee shall serve under the immediate direction of the Company’s Chief Executive Officer and shall devote all of his business time, energy and skill to such employment; provided, Employee may continue to advise and consult with others either independently or in association with others consistent with the North Carolina Rules of Professional Conduct so long as Employee adequately and timely performs the duties described hereunder. In the event Employer elects to obtain key man or other life or disability insurance on Employee, Employee agrees to cooperate in taking all reasonably necessary action in connection therewith.

4. Compensation.

(a) As compensation for the services to be rendered hereunder by Employee, Employer shall pay Employee an annual base salary. Employee’s performance and salary shall be reviewed annually by the Chief Executive Officer, or more frequently at the discretion of the Chief Executive Officer. Employee’s salary shall be subject to adjustment in accordance with the Employer’s normal practices. Employee’s salary shall be paid to Employee in accordance with the normal payroll practices of Employer. Performance and salary reviews shall be made on or about the employment anniversary of Employee.

(b) Bonuses. During the Term hereof, Employee shall receive such bonuses and other forms of compensation as are awarded to him by the Board of Directors of Employer in its discretion from time to time.

5. Employee Benefits.

(a) Vacation. During the Term hereof, Employee shall be entitled to annual paid vacation (taken consecutively or in segments), the length of which shall be five (5) weeks in the aggregate during each employment year. Employee may take his vacation(s) at such times during each calendar year as are mutually convenient to him and Employer. Employee may carry over up to ten unused vacation days from any calendar year to the immediately following year, at Employee’s discretion.

(b) Insurance. During the Term hereof, Employee shall be entitled to receive coverage and/or benefits under and pursuant to the Employer’s medical, disability and life insurance plans as may be in effect or not from time to time, provided Employee meets and continues to meet Employer’s or the applicable plan’s eligibility requirements therefore.

(c) Automobile Allowance. Employer shall provide Employee with (i) an automobile of a make and model of a standard to which Employee is accustomed, insurance and gas expenses; or (ii) a monthly allowance for automobile expenses of Seven Hundred Fifty Dollars ($750).

(d) Other Benefits. During the Term hereof, Employee shall be entitled to participate in any other benefit plans generally available to Employer’s other executive officers, as in effect from time to time.

6. Reimbursement of Expenses.

Employer shall reimburse Employee for his reasonable out-of-pocket expenses incurred in the performance of his duties hereunder upon presentation of reasonably detailed receipts. Employee shall submit expense reports to Employer as required by Section 274 of the Internal Revenue Code. Employer shall not reimburse Employee for any expense for which receipts are submitted after the end of the first calendar year following the year in which the expense was incurred. All reimbursement payments paid to Employee pursuant to this Agreement shall be paid in accordance with Section 409A of the Internal Revenue Code.

7. Termination for Cause.

Notwithstanding anything to the contrary herein provided, Employee’s employment hereunder may be terminated immediately by Employer by written notice for “Cause.” For the purposes of this Agreement, “Cause” shall be deemed to exist only by reason of any one or more of the following occurrences:

(a) Any willful misconduct which has a materially adverse effect upon the Company;

(b) The commission of any felony or any act of fraud against the Company;

(c) The material refusal or failure to follow directions of the Company’s Chief Executive Officer or Chairman within the reasonable scope of the Employee’s duties without proper cause or failure to perform the Employee’s duties and services in accordance with Paragraph 3 hereof, if such material refusal or failure is not corrected within seven (7) days after written notice thereof from the Company’s Chief Executive Officer or Chairman or such material refusal or failure recurs following any such correction.

(d) Excessive use of alcohol or drugs which materially interferes with the performance of the Employee’s duties to the Company;

(e) Any embezzlement or misappropriation of Company property, funds or assets by Employee; provided, however, that the Employee’s incidental personal use of Company property such as automobiles, computers and cell phones shall not constitute the embezzlement or misappropriation of Company property; or

(f) Any material breach of the covenants or obligations under Paragraphs 8 and 9 of this Agreement.

Upon such termination for Cause, the Company shall only be required to pay (i) any unpaid base salary earned under Paragraph 4 for services rendered through the date of such termination, and (ii) any accrued but unused vacation benefits under Paragraph 5; and no bonus payment, either in whole or in part, under Paragraph 4(b) and no severance benefits under Paragraph 10 of this Agreement shall be due, owing or payable.

In the event that Employee’s employment hereunder shall be terminated by Employer pursuant to this Paragraph 7, Employer shall have no further obligations under this Agreement. Should the Company involuntarily terminate the Employee’s employment for any reason other than for Cause, the Employee may be entitled to certain severance benefits under Paragraph 10 of this agreement.

8. Confidential Information.

Employee agrees that all materials and items produced or developed by him for Employer or obtained by him from Employer either directly or indirectly pursuant to this Agreement shall be and remain the property of Employer. Employee acknowledges that he will, or may, during his association with Employer, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of Employer, including but not limited to any or all of the following: Employer’s operations and training manuals; any other manuals or materials designated for use at any of Employer’s business locations; computer software; trade secrets; information, knowledge and know-how not generally known in the restaurant business pertaining to Employer’s business, business opportunities, products, services, pricing, standards, specifications, systems, procedures and techniques; profits, revenues, and financial information; marketing plans; strategic plans; franchisee relationships and terms and prospective franchisee relationships and terms; food recipes; and such other information or material as Employer may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). Employee shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of Employer, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Employee’s performance of his duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until Employer has released such information to the relevant trade.

9. Restrictive Covenants.

(a) During Term of Employment. Except on behalf of the Employer, during the Term hereof, Employee agrees that he shall not, for himself, or in conjunction with any person, persons, partnership or corporation or other form of entity own, maintain, invest in, make loans to, operate, engage in, be employed by, have any interest in, participate in any capacity in, or be connected in any manner (by franchising or otherwise) with, any business or entity which is, or is intended to be any quick-service restaurant operation, whether or not such restaurant operation has as its primary menu item chicken and/or chicken products, located within the “Designated Market Area” of any restaurant of Employer or any of its affiliates (for all purposes related to this Paragraph 9, the term Employer shall mean Employer and any and all of its subsidiaries and affiliates) as defined by the Nielsen Ratings Service, or in the event that the Nielsen Ratings Service is no longer in the business of rating viewership of television advertising or otherwise materially alters its determination of Designated Market Area, then such comparable market area as defined by a replacement ratings service selected by Employer (“DMA”) other than a Bojangles’ restaurant. Such restrictions shall not apply, however, to any passive investment representing a less than two percent (2%) interest in the outstanding securities, capital or profits of any corporation, firm or other entity.

(b) Following Termination of Employment. During the one-year period commencing with Employee’s termination of employment, Employee agrees that he shall not for himself, or in conjunction with any person, persons, partnership or corporation or other form of entity, encourage or solicit any individual to leave, or hire or attempt to hire any individual in the Company’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its current or prospective employees.

(c) Form of Relief. Employee hereby acknowledges that monetary damages may not be sufficient to compensate Employer for any economic loss which may be incurred by reason of Employee’s breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, Employer, in addition to any legal or equitable remedies available to Employer hereunder, shall be entitled to obtain equitable relief in the form of an injunction precluding Employee from continuing such breach.

(d) De Minimis Employment. For purposes of this Paragraph 9, employment in a non-managerial or non-executive capacity shall not constitute a violation of the restriction upon Employee.

(e) Notwithstanding the foregoing provisions of Paragraph 9 of this Agreement, Employee is not restricted from entering into the private practice of law and, subject to compliance with the Provisions of Paragraph 8 of this Agreement, servicing quick-service restaurant operations as clients.

10. Benefits Payable Upon Involuntary Termination of Employment.

(a) Except as otherwise indicated in Paragraph 11 below and subject to the provisions in Paragraph 2(b), the Employee shall be entitled to receive the severance benefits specified below in the event that at any time during the Term (i) the Company involuntarily terminates the Employee’s employment other than for Cause (as defined in Paragraph 7 of the Agreement); (ii) the Employee voluntarily terminates his employment as a result of, and within 12 months of, a future Change of Control of the Company, BHI or BI after the date of this Agreement; or without a Change of Control, if Employee voluntarily terminates his employment at any time after August 18, 2015 (it being the intention of this provision to allow Employee to voluntarily terminate his employment and receive the severance benefits specified below after four years from the date of the acquisition of control of the Company by Advent International controlled entities and their affiliates, if no further Change of Control shall occur); (iii) the Employee voluntarily terminates his employment as a result of a material adverse change in the nature of Employee’s responsibilities or Employee’s upward reporting relationship; provided, however, that before resigning, Employee provides the Company with written notice of his belief that his duties or reporting relationship have been materially changed and the Company does not adjust his duties or reporting relationship within 30 days; (iv) the Employee voluntarily terminates his employment as a result of the Company requiring a change in the location of Employee’s working office to a site which is greater than forty (40) miles from the Company’s current location; or (v) the Employee voluntarily terminates his employment as a result of the

Company’s notification of its intention not to renew this Agreement for an additional one (1) year Term, as described in Paragraph 2. For purposes of this Paragraph 10, “Change of Control” shall mean (1) a person, corporation, entity or group not currently a shareholder of the Company acquires, directly or indirectly, the beneficial ownership of 50% or more of the issued and outstanding stock of BHI, BI or the Company in a single transaction or series of transactions; (2) BHI, BI or the Company is party to a merger, consolidation or similar transaction and following such transaction 50% or more of the issued and outstanding securities of said party is beneficially owned by a person, corporation, entity or group other than BHI, BI or the Company or an Affiliate of the Company; (3) the shareholders of BHI, BI or the Company approve a plan or proposal for the liquidation or dissolution of BHI, BI or the Company; or (4) during any two-year period, individuals who comprise a majority of the Board of Directors of BHI, BI or the Company (“the Board”) at the beginning of such two-year period do not comprise a majority of the Board at the end of such two-year period. “Affiliate” means, with respect to the Company, BHI and BI, any entity directly or indirectly controlled, controlling or under common control with the Company. Under no circumstances shall any severance benefits be payable pursuant to this Paragraph 10 if the Employee’s employment is terminated for Cause or if the Employee voluntarily terminates his employment with the Company other than pursuant to subparagraphs (ii)-(v) above. No other payments, benefits or coverage shall be provided to the Employee during this severance period except as specifically set forth in this Paragraph 10.

(b) Salary Continuation. If Employee’s employment with the Company ends as described in subparagraph 10(a), then Employee shall receive an amount equal to 100% of the Employee’s Compensation, as defined below, less applicable withholdings for the payment of wages, as “severance pay.” The severance pay shall be paid in the form of equal installment payments paid over the one (1) year period measured from the date of the Employee’s separation (provided the Employee does not violate the covenants and obligations of this Agreement) in accordance with the Company’s normal payroll practices for its employees (i.e., bi-weekly). Employee’s Compensation is defined as Five Hundred Thousand Dollars ($500,000.00).

(c) Additional Payment. If Employee’s employment with the Company ends as described in subparagraph 10(a), the Employee shall be entitled to a lump sum payment equal to 5% of the Employee’s Compensation, minus applicable tax withholdings. This payment shall be made within thirty (30) days of the date of the Employee’s termination of employment. The Employee shall have the sole and absolute discretion to use this payment for any purpose. The Employee shall also be eligible for continuation coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”). Employee shall be responsible for making the election of COBRA benefits, completion of COBRA enrollment forms, and compliance with all other obligations under COBRA.

(d) Notwithstanding anything in subsections (a), (b) or (c) to the contrary, if the stock of the Company (or any other corporation, trade or business that would be treated as a single employer with the Company under Sections 414(b) or (c) of the Internal Revenue Code) is publicly traded on an established securities market on the date of the Employee’s termination of employment and the employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code as of such date, then no payments under this Agreement to the extent they are subject to Section 409A of the Internal Revenue Code shall be made to the Employee before the earlier of the date which is six months after the date of the Employee’s termination of employment or the date of the Employee’s death. Any such payments that would otherwise have been made to the Employee under this Agreement during such period shall be accumulated without interest and paid to the Employee on the earlier of such dates.

11. Exclusive Benefit.

The benefits payable to the Employee pursuant to Paragraph 10 are the only severance benefits to which the Employee shall be entitled upon the termination of employment with the Company, whether for any or no reason, and no other benefits shall be provided to the Employee pursuant to any other severance plan or program now or hereafter maintained by the Company.

12. Amendments.

This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom, enforcement of any waiver, change, modification, extension or discharge is sought.

13. Survival of Provisions.

The provisions of Paragraphs 8 and 9 hereof shall survive the termination or expiration of this Agreement, regardless of the reason therefor.

14. Binding Effect and Assignability.

This Agreement shall inure to the benefit of and shall be binding upon BHI, BI, and the Company and their respective successors and permitted assigns (including any successor to the business) and upon Employee and his heirs, executors, personal representatives and trustees. This is an agreement for the personal services of Employee and these services may only be provided by Employee; accordingly, Employee may not assign his rights or obligations under this Agreement.

15. Headings.

The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

16. Acknowledgments.

Employee acknowledges that prior to or as a part of receiving his increase in compensation, he was informed fully by Employer and he understood and agreed that he would be required to enter into this Agreement containing the restrictive covenants set forth herein in consideration of and as a condition precedent thereto. Employee acknowledges he has executed this Agreement freely and voluntarily and that it is fully binding and enforceable and effective as of the Effective Date of his increase in compensation and notification of eligibility, even though this Agreement may have been signed by him and/or by Employer subsequent to such date.

17. Gender and Number.

In this Agreement, the masculine gender includes the feminine and neuter, the neuter includes the masculine and feminine and the singular includes the plural and the plural the singular whenever the context requires.

18. Notices.

Any and all notices or other communications required or desired to be given hereunder by any party must be in writing and shall be deemed to be have been validly given to the other party if delivered personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, and properly addressed to the last known address for such party. If such notice or other communication is delivered personally, then such notice shall be conclusively deemed to have been given at the time of such personal delivery. If such notice or other communication is given by mail, then such notice shall be conclusively deemed to have been given forty-eight (48) hours after deposit in the United States mail.

19. Governing Law.

The provisions of this Agreement shall be construed and interpreted under the laws of the State of North Carolina applicable to agreements executed and to be wholly performed within the State of North Carolina. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.

20. Further Assurances.

Employee shall, from time to time during the Term of his employment hereunder and during the period of one (1) year thereafter, at the request of Employer, execute and deliver all such further documents and assurances as may be reasonably required in connection with his obligations hereunder.

21. Entire Agreement.

This Agreement embodies the entire agreement and understanding between Employer and Employee, and supersedes all prior agreements and understandings of such parties, relating to the subject matter hereof.

22. Remedies.

All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one (1) or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

23. BHI Exchange, Inc.

BHI joins in the execution of this Employment Agreement for the limited purposes of (a) consenting to and agreeing to be bound by the provisions of paragraphs 4, 5, and 10 hereof; and (b) agreeing to cause Employee to be duly elected as Executive Vice President, Secretary and General Counsel and in such other capacities as the Board of Directors of Employer shall hereafter from time to time determine.

24. Code Section 409A.

The parties intend that any payment under this Agreement shall, to the extent subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), be paid in compliance with Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments, and the parties shall interpret the Agreement in accordance with Section 409A and the Treasury Regulations thereunder. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that the amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A, the Employee shall be solely liable for the payment of any such taxes, penalties or interest.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the 27th day of April 2011.

BOJANGLES’ RESTAURANTS, INC.

By:	/s/ James R. Kibler
Name:	James R. Kibler
Title:	President & CEO

BHI EXCHANGE, INC.

By:	/s/ James R. Kibler
Name:	James R. Kibler
Title:	President & CEO

BOJANGLES’ INTERNATIONAL, LLC

By:	/s/ James R. Kibler
Name:	James R. Kibler
Title:	President & CEO

/s/ Eric M. Newman
ERIC M. NEWMAN

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